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                                                                    EXHIBIT 3(c)

                              AMENDED AND RESTATED
                      BY-LAWS OF HANOVER FOODS CORPORATION

                 These Bylaws are adopted by this Corporation and are supplemental to the Pennsylvania Business Corporation Law of 1988 as it may from time to time be amended.


                              ARTICLE I.  GENERAL

Section 1.  Office

The principal office of Hanover Foods Corporation (the "Company") shall be in Penn Township, York County, Pennsylvania. (Post Office Hanover, Pa.)

Section 2.  Seal

The Company shall have a common seal containing the words "Hanover Foods Corporation - Pennsylvania" in a circle within which the word "SEAL" is contained.

Section 3.  Fiscal Year

The fiscal year of the Company shall end with the close of business on the Sunday nearest May 31st.


                           ARTICLE II.  SHAREHOLDERS

Section 1.  Place of Meetings

All meetings of the shareholders shall be held at the principal office of the Company or at any other place, within or without the Commonwealth of Pennsylvania, designated in the notice of the meeting.

Section 2.  Annual Meeting

The annual meeting of the shareholders shall be held each year on a date and at the time and place set by the Board of Directors; or if no date or time is set, on the third Friday of August at 10:00 a.m.
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Section 3.  Special Meetings

Special meetings of the shareholders may be called at any time by the Chairman, or at the request of either a majority of the directors, or shareholders representing twenty percent (20%) of the issued and outstanding Class B Common Stock or that higher percentage prescribed by the Articles. At any time, upon written request of any person entitled to call a special meeting, the Secretary shall call a special meeting of the shareholders to be held at the time as the Secretary may fix, not less than five (5) nor more than sixty (60) days after the receipt of the request. If the Secretary does not call the meeting, the person making the request may do so.

Section 4.  Notice of Meetings

The Secretary shall give written notice of shareholders meetings to shareholders of record entitled to vote at the meeting, at least five (5) days prior to the date fixed for the meeting unless a greater period of notice in a particular case is required by law. Ten (10) days notice shall be given if it is a special meeting called to elect directors. Notice may be given either personally or by mail, telegram, or facsimile to each shareholder at his address appearing on the books of the Company. The notice shall specify the place, day, and hour of the meeting and, in the case of a special meeting, the general nature of the business to be transacted. No notice of an adjourned meeting or of the business to be transacted at an adjourned meeting need be given other than by announcement at the meeting at which adjournment is taken.

Section 5.  Waiver of Notice

A waiver of notice in writing signed by the person entitled to notice, whether before or after the time stated for the meeting, shall be deemed equivalent to the giving of notice. Attendance of a person either in person or by proxy at any meeting shall constitute a waiver of notice of the meeting, except where the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.





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Section 6.  Quorum

The presence in person or by proxy at a shareholders' meeting of a majority of all votes entitled to be cast with respect to each class of stock shall constitute a quorum. Shareholders present at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of shareholders which leaves less than a quorum.

Section 7.  Adjournment of Meeting

If a meeting cannot be organized because a quorum has not attended, those present may adjourn the meeting to any time and place they determine. In the case of any meeting called for the election of directors, those present at the adjourned meeting and who attend the second of any adjourned meetings, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors. Any meeting at which directors are to be elected shall be adjourned only from day to day until the directors have been elected.

Section 8.  Voting Power

All voting power incident to the Company's stock shall be vested in the holders of the Class B common stock. The holders of the Class A common stock shall have no right to vote at any meeting of shareholders, except as may be specifically required by law or the Articles of the Company. All questions shall be decided by the vote of the holders of shares constituting a majority of the voting power of all shares represented and entitled to vote at any meeting unless otherwise specifically provided by law or by the Articles of the Company.

Section 9.  Proxies

Every shareholder may vote either in person or by proxy. Every proxy shall be executed in writing by the shareholder or by his duly authorized attorney in fact and filed with the Secretary of the Company. A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until notice thereof has been given





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to the Secretary of the Company.  No unrevoked proxy shall be valid after eleven (11) months from the date of its execution.

Section 10.  Determination of Shareholders of Record

The Board of Directors may set, in advance, a record date for the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders, or to receive payment of any dividend or to make a determination of shareholders for any other proper purpose. The date, in any case, shall not be prior to the close of business on the day the record date is fixed and shall be not more than sixty (60) days, and in the case of a meeting of shareholders not less than ten (10) days, before the date on which the meeting or particular action requiring the determination of shareholders is to be held or taken.

In lieu of fixing a record date, the Board of Directors may provide that the stock transfer books shall be closed for a stated period but not longer than twenty (20) days. If the stock transfer books are closed for the purpose of determining shareholders entitled to notice of or to vote at a meeting of shareholders, the books shall be closed for at least ten (10) days before the date of the meeting.

Section 11.  Voting Lists

The officer or agent having charge of the transfer books for shares of the Company shall make a complete list of the shareholders entitled to vote at each meeting of shareholders. The list shall be produced and kept open at the time and place of the meeting, and shall be subject to the inspection of any shareholder during the whole time of the meeting. The list shall be arranged in alphabetical order with the address of and the number of shares held by each shareholder.

Section 12.  Presiding Officer

All meetings of the shareholders shall be called to order and presided over by the Chairman, or in his absence, by the Secretary, or if neither of them is present, by a chairman elected by the shareholders.





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                            ARTICLE III.  DIRECTORS

Section 1.  Number

The business and affairs of the Company shall be managed by a Board of Directors, who need not be residents of the Commonwealth of Pennsylvania or shareholders of the Company. The Board of Directors shall have the power to fix the number of directors and, from time to time, by proper resolution, to increase or decrease the number without a vote of the shareholders, provided that the number so determined shall not be less than seven (7) nor more than fifteen (15).

Section 2.  Election and Term

The board of directors shall be classified into three annual classes, with three directors in class 1, two directors in class 2, and two directors in class 3. In the first year of such classification, class 1 directors shall be elected for a one year term, class 2 directors shall be elected for a two year term and class three directors shall be elected for a three year term. Following this initial election, each class of directors shall be elected for terms of three years. Each term shall continue for the number of years stated and until their successors are elected and have qualified. Their terms of office shall begin immediately after election. The directors shall be elected at the annual meeting of shareholders, or if not so elected, at a special meeting of shareholders called for that purpose. Each director shall hold office until his term is ended and his successor is elected, or until his resignation, removal from office, or death, whichever is earlier.

Section 3.  Nominations

Nominations for election to the Board of Directors may be made by the Board of Directors or by any shareholder of a class of stock entitled to vote for the election of directors. Nominations, other than those made by or on behalf of the Board of Directors, shall be made in writing, and shall be delivered to the Chairman, at least three (3) days prior to the date of the meeting at which the directors are to be elected. A nomination shall contain the following information to the extent known to the shareholder:

         (a)     The name and address of each proposed nominee;





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         (b)     The qualifications of each proposed nominee;

         (c) Confirmation that the proposed nominee has agreed to serve if elected.

Nominations not made in accordance with this Section may be disregarded by the Chairman of the meeting and upon his instructions, the judges of elections may disregard all votes cast for that nominee.

Section 4.  Vacancies

Vacancies in the Board of Directors shall be filled by a majority vote of the remaining members of the Board even though less than a quorum, and each person so elected shall serve until his successor is elected. Any vacancy, including vacancies resulting from death, resignation or an increase in the number of directors may be filled by the vote of a majority of the remaining directors though less than a quorum.

Section 5.  Regular Meetings

The Board of Directors shall hold an annual meeting within two (2) days after the annual meeting of the shareholders and may hold other meetings at any time and place the Board may determine.

Section 6.  Special Meetings

The Board of Directors may hold special meetings called by the Chairman, the Secretary or a majority of the directors. Each meeting shall be held at a time and place designated in the notice of the meeting.

Section 7.  Notice of Meetings

Written notice of all meetings except the annual meeting of the Board of Directors shall be given by, or at the direction of, the person calling the meeting at least one (1) day prior to the day named for the meeting.





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Section 8.  Quorum

A majority of the directors in office shall constitute a quorum for the transaction of business and the acts of a majority of the directors present at a meeting at which a quorum is present shall be the acts of the Board of Directors. If all directors consent in writing to any action to be taken by the Company, that action shall be as valid a corporate action as though it had been authorized at a meeting of the Board of Directors. The consent signed by all directors shall be filed with the Secretary.

Section 9.  Powers of Board of Directors

Except as otherwise provided by law or by the Articles or by-laws of the Company, all general and special powers of the Company shall be exercised by or under the authority of the Board of Directors of the Company. The Board of Directors may from time to time adopt regulations with respect to the powers and duties of the officers of the Company and the conduct and management of the Company's business as the Board deems proper.

Section 10.  Financial Report to Shareholders

The Board of Directors shall cause a financial report as of the closing date of the preceding fiscal year to be sent to the shareholders within 120 days after the close of the Company's fiscal year. The report shall give a full, clear and complete statement of the business and conditions of the Company. The report shall set forth a balance sheet as of the closing date of the preceding fiscal year together with a statement of income and profit and loss for the year ended on that date prepared in the form ordinarily used by accountants for the particular kind of business carried on by the Company. All reports shall be verified by a certified public accountant who is not a director or full time employee of the Company or by a firm of practicing public accountants, at least one member of which is a certified public accountant.

Section 11.  Committees

The Board of Directors may from time to time appoint standing or special committees as it may deem for the best interests of the





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Company.  No committee shall have any powers except that expressly conferred upon it by the Board of Directors.

Section 12.  Personal Liability of Directors

A Director of this Company shall not be personally liable as such for monetary damages for any action taken, or any failure to take any action, unless: (1) the Director has breached or failed to perform the duties of his office in good faith, in a manner he reasonably believes to be in the best interests of the Company, and with that care, including reasonable inquiry, skill and diligence, a person of ordinary prudence would use under similar circumstances; and (2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

This section shall not limit a Director's liability for monetary damages to the extent prohibited by the Pennsylvania Business Corporation Law of 1988.

Section 13.  Mandatory Indemnification of Directors, and Officers

The Company shall indemnify any person who is or was a director or officer, or is or was serving at the request of the company as a director or officer of another corporation, or fiduciary of an employee benefit plan or trust ("Indemnified Person"), for direct third-party actions and derivative and corporate actions to the maximum extent permitted by the Pennsylvania Business Corporation Law of 1988 (as amended from time to time), the Directors Liability Act or otherwise.

Expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company, in advance of the final disposition of any action, suit or proceeding upon receipt of an undertaking by or on behalf of the Indemnified Person to repay the amount if it is ultimately determined that he is not entitled to be indemnified by the Company.

Persons who were directors or officers of the Company prior to the date these by-laws are approved by the Board of Directors of the Company, but who do not hold that office on or after such date, shall not be covered by this Section.





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No indemnification or advancement or reimbursement of expenses shall be provided to an Indemnified Person (a) for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, and amounts paid in settlement) which have been paid directly to, or for the benefit of, the Indemnified Person by an insurance carrier under a policy of officers' and directors' liability insurance whose premiums are paid by the Company or by an individual or entity other than the Indemnified Person; and (b) for amounts paid in settlement of any threatened, pending or completed action, suit or proceeding without the written consent of the Company, which shall not be unreasonably withheld.

The right of an Indemnified Person to be indemnified or to receive an advancement or reimbursement of expenses (i) may be enforced as a contract right pursuant to which the Indemnified Person may bring suit as if the right were set forth in a separate written contract between the Corporation and the Indemnified Person, (ii) to the fullest extent permitted by applicable law, is intended to be retroactive and shall be available with respect to events occurring prior to the adoption of this Article, and (iii) shall continue to exist after the rescission or restrictive modification (as determined by the Indemnified Person) of this Article with respect to events, acts or omissions occurring before the rescission or restrictive modification is adopted.

If a request for indemnification or for the advancement or reimbursement of expenses is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation together with all supporting information reasonably requested by the Corporation, the Indemnified Person may thereafter bring suit to recover the unpaid amount of the claim (plus interest at the prime rate announced from time to time by the Corporation's primary banker) and, if successful, the expenses (including, but not limited to, attorney's fees) of prosecuting the claim.

Nothing contained in this Article shall be construed to limit the rights and powers the Corporation possesses under the Pennsylvania Business Corporation Law of 1988 (as amended from time to time), the Directors' Liability Act or otherwise, including, but not limited to, the powers to purchase and maintain insurance, create funds to secure or insure its





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indemnification obligations, and any other rights or powers the Corporation may otherwise have under applicable law.

Section 14.  Telephone Meetings

Members of the Board of Directors and its committees may participate in meetings by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Participation in a meeting by these means shall constitute presence in person at the meeting.

Section 15.  Compensation

Directors may receive an annual fee for their services as directors. In addition, a fixed sum and expenses of attendance, if any, may be allowed to directors for attendance at each meeting of the Board of Directors or of any committee. The amount of the fee, if any, shall be fixed by the Board of
Directors.   A director shall not be precluded from serving the Company in any other capacity and receiving compensation in that capacity.

                             ARTICLE IV.  OFFICERS

Section 1.  Election of Officers and Agents

At its annual meeting, the Board of Directors shall elect a Chairman, a President, one or more Vice Presidents as from time to time may be fixed by the Board of Directors, a Secretary, a Treasurer, and one or more other officers as the Board may deem proper. Any two or more offices may be held by the same person.

Section 2.  Term and Compensation

All officers shall be elected for the term and receive compensation as the Board of Directors may determine. Unless the Board of Directors shall authorize or approve a written contract for a longer term, each officer shall hold office until the next annual meeting of the Board of Directors and until his successor is elected and qualified. Any officer or agent elected or appointed by the Board of Directors may be removed by the Board of Directors whenever in its judgment the best interest of the





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Company will be served, but removal shall be without prejudice to the contract rights, if any, of the person so removed.

Section 3.  Chairman

The Chairman shall be the chief executive officer of the Company. He shall preside at all meetings of shareholders and directors at which he is present. He shall be ex-officio a member of all standing committees. He shall make reports of the Company's business to the Board of Directors as the Board may require. He shall have the duties and authority incident to the office of Chairman.

Section 4.  President

In the event of the incapacity of the Chairman to act, his duties shall be performed by the President. The President shall have the duties and authority assigned by the Chairman or the Board of Directors.

Section 5.  Vice-Presidents

The Vice-Presidents shall have the duties and authority assigned to each of them by the Chairman or the Board of Directors.

Section 6.  Secretary

The Secretary shall attend the meetings of the shareholders and of the directors and keep minutes thereof in suitable books. Unless some other person is delegated to give notice, the Secretary shall send out notices of all meetings of shareholders and of directors which may be called or held in accordance with the provisions of the law and these by-laws. He shall perform all the usual duties incident to the office of Secretary. He shall have custody of the corporate seal.

Section 7.  Treasurer

The Treasurer shall have custody of the corporate funds of the Company and keep, or cause to be kept, accurate accounts of all receipts and payments made in books kept for that purpose. He shall deposit all money received in the name and to the credit of the Company in depositories the Board of Directors may designate.





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He shall give bond for the faithful discharge of his duties in an amount and with sureties as the Board of Directors may require. He shall perform the duties assigned to him by the Chairman or the officer designated by the Board of Directors as the Chief Financial Officer of the Company.


                       ARTICLE V.  EXECUTION OF DOCUMENTS

Section 1.  Checks, Notes, Etc.

The Board of Directors shall from time to time designate the officers or agents of the Company who shall have power, in its name, to sign and endorse checks and other negotiable instruments and to borrow money for the Company, and in its name, to make notes or other evidences of indebtedness.

Section 2.  Other Documents

Unless otherwise authorized by the Board of Directors, all contracts, leases, deeds, deeds of trust, mortgages, powers of attorney to transfer stock and for other purposes, and all other documents requiring the seal of the Company shall be executed for and on behalf of the Company by the Chairman, the President or any Vice President, all of which shall be attested to by the Secretary, and the corporate seal shall be affixed at his direction.


                 ARTICLE VI.  SHARE CERTIFICATES AND TRANSFERS

Section 1.  Share Certificates

Share certificates of the Company shall be in the form that the Board of Directors may from time to time determine. Every share certificate shall be signed by the Chairman, or in the absence of the Chairman, by the President, or any other officer designated by the Board of Directors, and shall be countersigned by the Secretary, or in the absence of the Secretary, by the Treasurer, and sealed with the corporate seal.





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Section 2.  Transfer of Shares

The shares of the capital stock of the Company shall, upon the surrender and cancellation of the certificate or certificates representing the same, be transferred upon the books of the Company at the request of the holder named in the surrendered certificate in person or by his legal representatives or attorney duly authorized by a written power of attorney filed with the Company's transfer agent.

Section 3.  Loss or Destruction of Share Certificate

In case of loss or destruction of a share certificate, another may be issued in lieu thereof in the manner and upon those terms as the Board of Directors shall authorize in each particular case.

Section 4.  Transfer Agents and Registrars

The Board of Directors may appoint an incorporated bank or trust company to act as registrar of transfers, and also an incorporated bank or trust company to act as transfer agent. In that event no share certificate thereafter issued shall be valid or binding upon the Company unless registered by one of the Company registrars or countersigned by the Company transfer agent before being issued by one of such registrars.


                            ARTICLE VII.  AMENDMENTS

These by-laws may be altered or amended by a vote of a majority of the members of the Board of Directors at any regular or special meeting duly convened after notice of that purpose; subject, however, to the power of the shareholders to change or repeal the by-laws at any annual or special meeting duly convened after notice of that purpose.


                             Hanover, Pennsylvania


DATE: June 26, 1996
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I hereby certify that the foregoing is a true and correct copy of the by-laws
(as amended) of Hanover Foods Corporation, a Pennsylvania corporation, and that the by-laws are in full force and effect as of this date.

                                        /s/ Gary T. Knisely
                                        -----------------------------
                                        Gary T. Knisely, Secretary





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